EXHIBIT 10.4
FIRST AMENDED AND RESTATED
MASTER CREDIT AGREEMENT
between
RIATA ENERGY, INC.

as borrower,
ROC GAS COMPANY, LARIAT COMPRESSION COMPANY
ALSATE MANAGEMENT AND INVESTMENT COMPANY,
INTEGRA ENERGY, L.L.C.,
RIAGRA LAND AND CATTLE COMPANY,
LARIAT SERVICES, INC., PETROSOURCE ENERGY COMPANY, L.P. and
PETROSOURCE PRODUCTION COMPANY, L.P.,
as guarantors,
and

BANK OF AMERICA, N.A.
as lender

dated as of
January 12, 2006
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FIRST AMENDED AND RESTATED
MASTER CREDIT AGREEMENT
     THIS FIRST AMENDED AND RESTATED MASTER CREDIT AGREEMENT (this “Agreement”) is entered into as of the 12th day of January 2006, between RIATA ENERGY, INC., a Texas corporation (“RIATA”) and BANK OF AMERICA, N.A., a national banking association, (“Lender”). RIATA may hereinafter be referred to as “Borrower.” This Agreement is joined by ROC GAS COMPANY, a Texas corporation (“ROC”), LARIAT COMPRESSION COMPANY, a Texas corporation (“LARIAT COMPRESSION”), ALSATE MANAGEMENT AND INVESTMENT COMPANY, a Texas corporation (“ALSATE MANAGEMENT”), INTEGRA ENERGY, L.L.C., a Texas limited liability company (“INTEGRA”), RIAGRA LAND AND CATTLE COMPANY, a Texas corporation (“RIAGRA”), LARIAT SERVICES, INC., a Texas corporation (“LARIAT”), PETROSOURCE ENERGY COMPANY, L.P., a Texas limited partnership (“PS Energy”) and PETROSOURCE PRODUCTION COMPANY, L.P., a Texas limited partnership (“PS Production”), ROC, LARIAT COMPRESSION, ALSATE MANAGEMENT, INTEGRA, RIAGRA, LARIAT, and PS Energy and PS Production, may hereafter be individually referred to as a “Guarantor” or collectively as “Guarantors”.
RECITALS:
     1. Borrower, Lender and others are parties to that certain Master Credit Agreement dated July 30, 2002 (as heretofore amended, the “Existing Credit Agreement”).
     2. The Existing Credit Agreement has been amended and modified most recently by Eighth Amendment dated November 30, 2005.
     3. The continued lending transaction between the parties shall hereinafter be governed by the terms of this Agreement.
     NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Guarantors and Lender hereby agree that (i) this Agreement shall operate to renew, amend, confirm and modify the rights and obligations of the parties under the Existing Credit Agreement to the extent, and as provided, herein, but shall not effect a novation thereof, and (ii) the Liens (as applicable) securing the obligations and indebtedness under and evidenced by the Existing Credit Agreement and all other documents, instruments or agreements evidencing, securing, guaranteeing or otherwise pertaining to the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations as renewed, amended, confirmed and modified hereby. Borrower, Guarantors and Lender hereby agree further as follows:

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ARTICLE I. — TERMS DEFINED
SECTION 1.1. Definitions.
The following terms, as used herein, have the following meanings:
“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.
“Agreement” means this First Amended and Restated Master Credit Agreement as the same may hereafter be modified, amended or supplemented from time to time.
“Applicable Environmental Law” means any federal, state or local Law, common Law, ordinance, regulation or policy, as well as order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, or Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under, or about any real property owned, leased or operated at any time by Borrower or any Subsidiary of Borrower or any real property owned, leased or operated by any other party including, without limitation, soil, groundwater, and indoor and ambient air conditions.
“Applicable Lending Office” means, for Lender, the “Lending Office” of Lender (or of an affiliate of Lender) designated on the signature page hereof or such other office of Lender (or an affiliate of Lender) as Lender may from time to time specify to Borrower by written notice in accordance with the terms hereof as the office by which the Loan is to be made and maintained.
“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Borrowing Base Utilization Ratio as set forth in the most recent information as determined by Lender:

	Borrowing Base			Unused Fee
Level	Utilization Ratio	Eurodollar Rate	Base Rate	Percentage

I	>75%	2.25%	0.50%	0.35%
II	<75% >50%	2.00%	0.50%	0.25%
III	<50%	1.50%	0.00%	0.125%
Any increase or decrease in the Applicable Margin resulting from a change in the Borrowing Base Utilization Ratio shall become effective as of, the first Domestic Business Day or

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Eurodollar Business Day (as the case may be) immediately following the delivery of the Certificate of Financial Officer delivered pursuant to Section 8.1(c) hereof.
“Authorized Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, any of its Vice Presidents, its Treasurer or its corporate Secretary.
“Availability” means, at any time, (a) the amount of the Revolving Commitment in effect at such time, minus (b) the Outstanding Revolving Credit at such time; provided that, the Availability is at all times subject to the limitations of the Borrowing Base.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Tranche” means the portion of the principal of the Loans bearing interest with reference to the Base Rate.
“Borrower” means a reference to Riata Energy, Inc., a Texas corporation.
“Borrower Guaranties” means those certain Continuing and Unconditional Guaranties dated as of January 12, 2006, executed by the Guarantors for the benefit of Lender. The Borrower Guaranties are attached hereto as Exhibit B.
“Borrowing Base” means the borrowing base amount as determined by Lender in accordance with Article IV hereof.
“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Outstanding Revolving Credit on such date exceeds the Borrowing Base in effect on such date.
“Borrowing Base Properties” means all Mineral Interests evaluated by Lender for purposes of establishing the Borrowing Base, and as detailed on Schedule I to Exhibit D hereto.
“Borrowing Base Surplus” means, as of any date, the amount, if any, by which the Borrowing Base in effect on such date exceeds the Outstanding Revolving Credit on such date.
“Borrowing Base Utilization Ratio” means at any time the ratio determined by taking the average outstanding balances under the Revolving Loan and dividing by the Borrowing Base, as determined on a quarterly basis, in arrears. The Borrowing Base Utilization Ratio shall be calculated at the same time as the deliver of the certificate required in Section 8.1(c).

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“Closing Date” means January 12, 2006.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Funded Debt” means, for any Person at any time, (a) all Debt of such Person and its Consolidated Subsidiaries for borrowed money, (b) all Debt of such Person and its Consolidated Subsidiaries representing the deferred purchase price of property or services and which is evidenced by a note, bond, debenture or similar instrument, (c) all other Debt (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person and its Consolidated Subsidiaries on which interest charges are customarily paid or accrued, (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person and its Consolidated Subsidiaries, and (e) all Debt of such Person and its Consolidated Subsidiaries representing funded contingent liabilities.
“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.
“Consolidated Tangible Net Worth” means, with respect to any Person at any time, (a) the consolidated partners’ equity of such Person at such time, less (b) the consolidated Intangible Assets of such Person at such time. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated shareholder’s equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, and organization expenses. For the purposes of this definition, intangible completion costs and intangible drilling costs are not taken into consideration.
“Debt” means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and which are not more than ninety (90) days past the invoice date, (g) all obligations secured by a Lien on any assets of such Person regardless of whether such obligations have been assumed by such Person or are-recourse to the assets of such Person, and (h) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (g) preceding.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest of such Person.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Amarillo, Texas, are authorized by Law to close.
“EBITDA” means earnings before interest, taxes, depreciation, depletion, and amortization.
“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against Borrower or any Subsidiary of Borrower involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by Borrower or any Subsidiary of Borrower, (b) a Hazardous Discharge caused, in whole or in part, by Borrower or any Subsidiary of Borrower or by any Person acting on behalf of or at the instruction of Borrower or any Subsidiary of Borrower, or (c) any violation of any Applicable Environmental Law by Borrower or any Subsidiary of Borrower.
“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable Eurodollar interbank market.
“Eurodollar Rate” means, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).
“Eurodollar Rate Loan” means a loan that bears interest based on the Eurodollar Rate.
“Evaluated Mineral Interests” means those Mineral Interests that are evaluated in determining Recognized Value of the Mineral Interests in establishing the Borrowing Base.
“Events of Default” has the meaning set forth in Section 11.1.

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“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Existing Mortgages” means the mortgages, deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements which establish Liens on certain Mineral Interests, real property, and personal property owned by Borrower to secure Borrower’s obligations under the Existing Credit Agreement, but excluding any previously executed and delivered mortgages and security agreements that may be released on the Closing Date.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.
“Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, “Financial Officer” shall mean the highest ranking executive officer or employee of such Person with responsibility for accounting, financial reporting, cash management and similar functions.
“Fiscal Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
“Fiscal Year” means each a twelve (12) month period ending on December 31 of each year.
“Governmental Authority” means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such

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obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” or “Guarantors” means one or more of the persons executing the Borrower Guaranties for the benefit of Lender.
“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by Borrower or any Subsidiary of Borrower or any real property owned, leased or operated by any other party.
“Hazardous Substance” means any pollutant, toxic substance, hazardous. waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law.
“Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include Oil and Gas Hedge Transactions.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the insitu combustion of coal or lignite.
“Immaterial Title Deficiencies” means, with respect to specified Proved Mineral Interests, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Proved Mineral Interests with a Recognized Value greater than two percent (2%) of the Borrowing Base in effect at any time.
“Initial Reserve Report” means an engineering and economic analysis of certain of the Existing Mineral Interests dated July 1, 2005, by Lender’s in-house engineering staff.
“Interest Period” means the period commencing on the borrowing date applicable to such Tranche and ending one (1), or if requested by Borrower and consented to by Lender, two (2), three (3) or six (6) months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided that, unless expressly requested by Borrower and consented to by Lender, each Interest Period shall be one (1) month in duration; provided further that:

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(a)	any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and

(b)	no Interest Period shall extend past the Revolving Loan Termination Date.
“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.
“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.
“Lender” means Bank of America, N.A., a national banking association.
“Letter of Credit Application” has the meaning set forth in Section 2.2(b).
“Letter of Credit Expiration Date” means June 30 of the Fiscal Year immediately following the Revolving Loan Termination Date.
“Letter of Credit Exposure” means Lender’s aggregate participation in (a) the unfunded portion of Letters of Credit outstanding at any time, and (b) the funded but unreimbursed portion of Letters of Credit outstanding at such time.
“Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to the greater of (a) $400, or (b) 1 1/4% of the stated amount of such Letter of Credit.
“Letters of Credit” means, collectively, letters of credit issued for the account of Borrower pursuant to Section 2.2(b) in connection with the Revolving Commitment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, financing statement or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means an advance under the Revolving Loan.
“Loan Papers” means this Agreement, the Note, the Existing Mortgages, the Mortgages, the Modifications, any Swap Contract entered into by and between Lender and/or any affiliate of Lender and Borrower and/or any Subsidiary of Borrower and all other certificates, documents or

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instruments delivered in connection with any of the foregoing, as the same may be amended from time to time.
“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Margin Stock” means “margin stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, financial condition, results of operations or prospects of Borrower or any Subsidiary of Borrower, (b) the right or ability of Borrower or any Subsidiary of Borrower to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Paper against Borrower or any Subsidiary of Borrower (to the extent a party thereto), or (d) the validity, perfection or priority of any material Lien intended to be created under or pursuant to any Loan Paper to secure the Obligations.
“Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.
“Maximum Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the Loan at such time to exceed the maximum amount which Lender would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Papers. To the extent the Laws of the State of Texas are applicable for purposes of determining the “Maximum Lawful Rate,” such term shall mean the “interest rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended, substituted for or restated, or, if permitted by applicable law and effective upon the giving of the notices required by such Chapter 303 (or effective upon any other date otherwise specified by applicable law), the “quarterly ceiling” or “annualized ceiling” from time to time in effect under such Chapter 303, whichever Lender shall elect to substitute for the “interest rate ceiling,” and vice versa, each such substitution to have the effect provided in such Chapter 303, and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with such Chapter 303.
“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by

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contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.
“Modifications” means those modifications and amendments to deed of trust, security agreement, financing statement and assignment of production in the form of Exhibit C attached hereto.
“Monthly Date” means the last day of each calendar month.
“Mortgages” means all mortgages, deeds of trust, security agreements, pledge agreements, amendments to mortgages, amendments to deeds of trust, and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Article V hereof as may have been heretofore or may hereafter be granted or assigned to Lender to secure payment of the Obligations or any part thereof. The term “Mortgages” shall expressly include the Existing Mortgages, and any amendments or modifications to the Existing Mortgages to establish the Liens required by Article V.
“Non-Use Fee” means the fee paid to Lender as set forth in Section 2.9 hereof.
“Note” means the Revolving Note.
“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower or any of its Subsidiaries to Lender or any Affiliate of Lender arising pursuant to the Loan Papers or pursuant to any Hedge Transaction entered into with Lender or any Affiliate of Lender, and all interest accrued thereon and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.
“Oil and Gas Business” means the business of acquiring, exploring, or developing and operating Mineral Interests and the production, marketing, processing and transporting of Hydrocarbons therefrom.
“Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
“Outstanding Revolving Credit” means, at any time, the sum of (i) the aggregate outstanding Letter of Credit Exposure on such date, including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (ii) the aggregate outstanding principal balance of the Revolving Loan on such date.
“Permitted Encumbrances” means with respect to any asset:
     (a) Liens (if any) securing the Obligations;
     (b) Minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the

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purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower or any of its Subsidiaries that are customarily granted in the oil and gas industry;
     (c) Inchoate statutory or operators’ liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.6);
     (d) Mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar liens arising by operation of Law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.6);
     (e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.6;
     (f) Lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, carried interests or reversionary working interest;
     (g) Liens and burdens existing on the Closing Date which encumber or otherwise burden Borrower’s assets and which arise or are otherwise created in the ordinary course of Borrower’s business;
     (h) Liens on drilling rigs and related oil field service equipment in favor of Merrill Lynch Capital Markets securing indebtedness from Lariat, as existing as of the Closing Date; and
     (i) Liens for purchase money indebtedness permitted under Section 9.1 hereof.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.
“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.
“Proved Nonproducing Mineral Interests” means all Mineral Interests which constitute proved developed nonproducing reserves.
“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.
“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

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“Recognized Value” means, with respect to Mineral Interests, the portion of the Borrowing Base which Lender attributes to such Mineral Interests for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article IV hereof (or for purposes of determining the initial Borrowing Base in the event no such Redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests.
“Redetermination” means determination of the Borrowing Base pursuant to Section 4.2.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.
“Request for Borrowing” has the meaning set forth in Section 2.2(c).
“Request for Letter of Credit” has the meaning set forth in Section 2.2(d).
“Required Reserve Value” means Borrowing Base Properties that have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Borrowing Base Properties held by Borrower.
“Reserve Report” means an unsuperseded engineering analysis of the Evaluated Mineral Interests owned by Borrower or any of its Subsidiaries, in form and substance reasonably acceptable to Lender, prepared by independent petroleum engineers for the Reserve Reports prepared as of December 31st and by Borrower’s in-house engineering staff, for Reserve Reports prepared as of June 30th, in accordance with customary and prudent practices in the petroleum engineering industry. Each Reserve Report required to be delivered pursuant to Section 4.1 shall be in form and scope acceptable to Lender. For purposes of Section 4.1, and until superseded, the Initial Reserve Report shall be considered a Reserve Report.
“Revolving Commitment” means the commitment of Lender to lend to Borrower pursuant to Section 2.2 hereof the aggregate amount of $200,000,000.
“Revolving Credit Period” means the period commencing on the date hereof and ending on the Revolving Loan Termination Date.
“Revolving Loan” means the revolving loan hereunder not to exceed the Revolving Commitment.
“Revolving Loan Termination Date” means, initially January 12, 2009.
“Rollover Notice” has the meaning given such term in Section 2.4(b).
“Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

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“Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.
“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. “Tax” means any one of the foregoing.
“Tranche” means a Base Rate Tranche or a Eurodollar Tranche, and “Tranches” means Base Rate Tranches or Eurodollar Tranches or any combination thereof.
“Unused Fee Percentage” means the percentage set forth in the definition of Applicable Margin.
SECTION 1.2. Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be expressed in U.S. Dollars and the annual financial statements to be delivered hereunder shall be prepared in accordance with the income tax method of accounting, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Lender except for changes concurred in by Borrower’s independent certified public accountants and which are disclosed to Lender on the next date on which financial statements are required to be delivered to Lender pursuant to Sections 8.1 (a) or (b); provided that, unless Lender shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in

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Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
SECTION 1.3. Petroleum Terms.
As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
ARTICLE II. — THE CREDIT
SECTION 2.1. Renewal and Extension.
     (a) The obligations and commitments under the Existing Credit Agreement are renewed and extended, but not extinguished, by the obligations under this Agreement. If there is any conflict between the terms of the Existing Credit Agreement and this Agreement, the terms of this Agreement shall control.
     (b) The proceeds of the Revolving Loan shall be used to (i) refinance the existing indebtedness under the Existing Credit Agreement; (ii) to finance capital expenditures; (iii) to pay fees and expenses incurred in connection with the Loan; and (iv) to provide for working capital and other general corporate purposes of the Borrower.
     (c) The outstanding indebtedness under the Existing Credit Agreement is $0.00 as of the date hereof.
SECTION 2.2. Revolving Commitment.
     (a) Lender agrees, subject to the terms and conditions set forth herein, to lend to Borrower from time to time during the Revolving Credit Period amounts not to exceed in the aggregate at any one time outstanding, the lesser of (i) the amount of the Revolving Commitment reduced by an amount equal to the Letter of Credit Exposure, or (ii) the Borrowing Base. Each borrowing under the Revolving Commitment shall be in the aggregate principal amount of $100,000 or any larger integral multiple of $100,000. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may borrow under this Section 2.2(a), repay amounts borrowed under this Section 2.2(a) and request new borrowings under this Section 2.2(a).
     (b) Lender will issue Letters of Credit, from time to time during the Revolving Credit Period upon request by Borrower, for the account of Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit, does not exceed $20,000,000, and (ii) Borrower would be entitled to a borrowing under Section 2.2(a) in the amount of the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Lender, Lender’s customary letter of credit application and

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agreement (“Letter of Credit Application”). Each Letter of Credit shall be in form and substance acceptable to Lender. No Letter of Credit shall have an expiration date later than the Letter of Credit Expiration Date. In connection with the issuance of Letters of Credit under this Section 2.2(b), Borrower shall pay to Lender in respect of such Letters of Credit at the time of issuance of each Letter of Credit, the applicable Letter of Credit Fee. Notwithstanding anything to the contrary contained herein, Borrower shall also pay to Lender in connection with the issuance of any Letter of Credit, Lender’s usual and customary fees for the issuing and processing of Letters of Credit.
     As between Borrower, on the one hand, and Lender, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the beneficiary of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lender shall not be responsible for:
(i)	the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any Letter of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)	the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)	the failure of the beneficiary of the Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;

(iv)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v)	errors in interpretation of technical terms;

(vi)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof,

(vii)	the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)	any consequences arising from causes beyond the control of Lender.
     Notwithstanding the foregoing, it will be the obligation of Lender to Borrower to confirm that any documents required to be delivered with respect to any Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.

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     (c) In order to request any borrowing under the Revolving Commitment, Borrower shall hand deliver, telex or telecopy to Lender a duly completed Request for Borrowing (herein so called) (i) prior to 11:00 a.m. (Houston, Texas time) on the date specified for a proposed borrowing subject to a Base Rate Tranche, and (ii) prior to 12:00 noon (Houston, Texas time) at least three (3) Eurodollar Business Days before the date of a proposed borrowing subject to a Eurodollar Tranche. Each such Request for Borrowing shall be substantially in the form of Exhibit G hereto, and shall specify:
(i)	whether such borrowing is to be the subject of a Base Rate Tranche or a Eurodollar Tranche;

(ii)	the borrowing date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Tranche, or a Eurodollar Business Day in the case of a Eurodollar Tranche;

(iii)	the aggregate amount of such borrowing; and

(iv)	in the case of a borrowing the subject of a Eurodollar Tranche, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     Not later than 12:00 noon (Houston, Texas time) on the date of each borrowing, Lender shall make available the proceeds of such borrowing, in Federal or other funds immediately available at Lender’s office in Houston, Texas, unless Lender determines that any applicable condition precedent to the advance of the proceeds of such borrowing has not been satisfied.
     (d) In order to request any Letter of Credit hereunder, Borrower shall hand deliver, telex or telecopy to Lender a duly completed Request for Letter of Credit (herein so called) prior to 12:00 noon (Houston, Texas time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letter of Credit shall be substantially in the form of Exhibit H hereto, shall be accompanied by Lender’s duly completed and executed Letter of Credit Application and shall specify:
(i)	the requested date for issuance of such Letter of Credit;

(ii)	the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

(iii)	the purpose of such Letter of Credit.
     Upon receipt of a Request for Letter of Credit by Lender, such Request for Letter of Credit shall not thereafter be revocable by Borrower.

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     No later than 12:00 noon (Houston, Texas time) on the date each Letter of Credit is requested, unless Lender determines that any applicable condition precedent for the issuance of such Letter of Credit has not been satisfied, Lender will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.
SECTION 2.3. Note.
The Revolving Loan shall be evidenced by the Revolving Note in the form as attached hereto as Exhibit A.
SECTION 2.4. Interest Rates; Payments.
     (a) Subject to Section 2.4(c), (i) the principal amount of the Revolving Loan outstanding from day to day which is the subject of a (A) Base Rate Tranche shall bear interest at a rate per annum equal to the applicable Base Rate, plus the Applicable Margin (B) Eurodollar Tranche shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin; provided that in no event shall the rate charged hereunder or under the Note exceed the Maximum Lawful Rate. Interest on the Loan shall be payable on each Monthly Date.
     (b) So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.4, Borrower shall have the option of having all or any portion of the principal outstanding under the Loan be the subject of a Base Rate Tranche or one (1) or more Eurodollar Tranches, which shall bear interest at rates based upon the Base Rate and the Eurodollar Rate, respectively, and subject to the provisions of Section 2.4(a) above (each such option is referred to herein as an “Interest Option”). Each change in an Interest Option made pursuant to this Section 2.4(b) shall be deemed both a payment in full of the portion of the principal of the Loan which was the subject of the Base Rate Tranche or Eurodollar Tranche from which such change was made and a borrowing (notwithstanding that the unpaid principal amount of the Loan is not changed thereby) of the portion of the principal of the Loan which is the subject of the Base Rate Tranche or Eurodollar Tranche into which such change was made. Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a “Rollover Notice”) in the form of Exhibit F attached hereto to Lender of the Interest Option which shall be applicable to such portion of the principal of the applicable Loan upon the expiration of such Interest Period. Such Rollover Notice shall be given to Lender at least one (1) Domestic Business Day, in the case of a Base Rate Tranche selection and at least three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Lender. If the required Rollover Notice shall not have been timely received by Lender, Borrower shall be deemed to have elected that the principal of the applicable Loan subject to the Interest Period then expiring be the subject of a Base Rate Tranche upon the expiration of such Interest Period and Borrower will be deemed to have given Lender notice of such election. Subject to the limitations set forth in this Section 2.4(b) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert all or part of the Base Rate Tranche to a Eurodollar Tranche by giving Lender a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower

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elects to make such conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.4 to the contrary, no portion of the principal of the Loan which is the subject of a Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to a Base Rate Tranche on the last day of each applicable Interest Period. In no event shall more than five (5) Interest Options be in effect with respect to the Loans at any time.
     (c) Notwithstanding anything to the contrary set forth in Section 2.4(a) above, all overdue principal and, to the extent permitted by Law, overdue interest, shall bear interest from the date due, payable on demand, for each day until paid at a rate per annum equal to the Maximum Lawful Rate.
     (d) Lender shall determine each interest rate applicable to the Revolving Loan in accordance with the terms hereof and the Note. Lender shall (as applicable) promptly notify Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     (e) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate or the Eurodollar Rate hereunder (the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Revolving Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.
     (f) Interest payable hereunder shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days.
SECTION 2.5. Mandatory Prepayments.
     (a) Upon an asset disposition by the Borrower or its Subsidiaries, the Borrower shall make a mandatory prepayment on the Revolving Loan in an amount sufficient to eliminate any Borrowing Base Deficiency resulting from such disposition; provided 100% of the net cash proceeds of such disposition will be paid on the Revolving Loan if such asset disposition occurs during the continuance of a Default or an Event of Default.

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     (b) Should a Borrowing Base Deficiency exist, Borrower shall take action based upon the options set forth in Section 4.3.
SECTION 2.6. Voluntary Prepayments.
Borrower may, subject to Article III and the other provisions of this Agreement and subject further to any of the terms, provisions and conditions set forth in any Swap Contract entered into by and between Lender and/or any affiliate of Lender and Borrower and/or any Subsidiary of Borrower, upon three (3) Domestic Business Days advance notice to Lender, prepay the principal of the Loan in whole or in part. Prepayments may be made without penalty except for breakage fees and other funding losses incurred by Lender that will be compensated by Borrower as set in Section 3.3 hereof. Any partial prepayment shall be in a minimum amount of $100,000 and shall be in an integral multiple of $1,000, and may be made only on the last day of the Interest Period applicable thereto.
SECTION 2.7. Final Maturity.
The entire outstanding principal balance of the Revolving Loan, all interest accrued thereon, all accrued but unpaid fees with respect thereto and all other Obligations with respect thereto shall be due and payable in full on the Revolving Loan Termination Date.
SECTION 2.8. Application of Payments.
Each repayment pursuant to Sections 2.5. 2.6 and 2.7 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied in accordance with Article III and the other provisions of this Agreement and the applicable Loan Papers.
SECTION 2.9. Non-Use Fee.
On the Revolving Loan Termination Date and on the last day of each Fiscal Quarter prior to the Revolving Loan Termination Date and in the event the Revolving Commitment is terminated prior to the Revolving Loan Termination Date, on the date of such termination, Borrower shall pay to Lender a Non-Use Fee equal to the Unused Fee Percentage for the applicable period (computed on the basis of actual days elapsed and as of each calendar year consisted of 360 days) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on such date.
SECTION 2.10. Other Fees.
Borrower shall pay to Lender and its Affiliates such fees and amounts as Borrower shall be required to pay to Lender and its Affiliates from time to time pursuant to any separate agreement between Borrower and Lender or such Affiliates.

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ARTICLE III. — GENERAL PROVISIONS
SECTION 3.1. Time and Place of Payment.
All principal, interest and other amounts to be paid by Borrower under this-Agreement and the other Loan Papers shall be paid to Lender in U.S. dollars in Federal or other funds immediately available in Houston, Texas, at Lender’s address set forth on the signature pages hereof, without setoff, deduction or counterclaim. All such payments shall be made not later than 12:00 noon (Houston, Texas time) on the date due. Whenever any payment of principal of, or interest on, the Loan or fees shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Lender to charge from time to time against Borrower’s accounts with Lender, and debit therefrom, any amounts then due. This authorization shall not affect the obligation of Borrower to pay such amounts when due, without notice, if there are insufficient funds in such accounts to make such payments in full on the due date thereof, or if Lender fails to debit the accounts.
SECTION 3.2. Application of Payments.
All amounts collected or received by Lender shall be applied to the Obligations in such order as Lender shall elect in its sole discretion.
SECTION 3.3. Funding Losses.
Borrower shall compensate Lender, upon its written request, for all losses, expenses and liabilities which Lender may sustain (a) if for any reason (other than a default by Lender) a borrowing the subject of a Eurodollar Tranche does not occur on the date specified therefor in a Request for Borrowing (whether or not withdrawn), including, but not limited to, a failure by Borrower to fulfill on the date of any borrowing the subject of a Eurodollar Tranche the conditions set forth in Article VI, (b) if any payment, prepayment or conversion of any principal amount outstanding under the Loan the subject of a Eurodollar Tranche required or permitted by any other provision of this Agreement or otherwise is made or deemed made on a date which is not the last day of the Interest Period applicable thereto, or (c) if Borrower defaults in its obligation to repay principal on the Loan the subject of a Eurodollar Tranche, or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, or to convert or continue any principal amount outstanding under the Loan the subject of a Eurodollar Tranche hereunder on the date specified therefore in a Rollover Notice (whether or not withdrawn) irrevocable notice of prepayment or otherwise).

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ARTICLE IV. — BORROWING BASE
SECTION 4.1. Reserve Reports; Proposed Borrowing Base.
As soon as available and in any event by April 1 and October 1 of each year commencing April 1, 2006, Borrower shall deliver to Lender a Reserve Report covering the Borrowing Base Properties, prepared as of the immediately preceding December 31st and June 30th, respectively.
SECTION 4.2. Redeterminations of the Borrowing Base and Monthly Reduction; Procedures and Standards.
Based in part on the Reserve Reports delivered to Lender pursuant to Section 4.1. Lender shall redetermine the Borrowing Base as promptly after receipt of such Reserve Reports as reasonably possible based on the engineering and other information available to Lender. Lender reserves the right to have up to two additional redeterminations of the Borrowing Base at any time for the first twelve months following the Closing Date and thereafter one additional redetermination per calendar year. Borrower may have up to two unscheduled redeterminations per calendar year. The amount of the Borrowing Base established in connection with each Redetermination shall be made by Lender in its sole discretion. Without limiting such discretion, Borrower acknowledges and agrees that Lender (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as it deems appropriate in its sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by Borrower and its Subsidiaries as it deems appropriate in its sole discretion, (iii) may consider the projected cash requirements of Borrower and its Subsidiaries, (iv) is not required to consider any asset other than Proved Mineral Interests owned by Borrower and its Subsidiaries, and (v) may make such other assumptions, considerations and exclusions as it deems appropriate in the exercise of its sole discretion. It is further acknowledged and agreed that Lender may consider such other credit factors as it deems appropriate in the exercise of its sole discretion. Promptly following any Redetermination of the Borrowing Base, Lender shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.
SECTION 4.3. Borrowing Base Deficiency.
If a Borrowing Base Deficiency exists at any time, Borrower shall, within ten (10) days following the date on which such Borrowing Base Deficiency is determined to exist, provide written notice (the “Election Notice”) to Lender stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, either (a) within thirty (30) days following the delivery of such Election Notice, make a prepayment of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, (b) pay the Borrowing Base Deficiency in monthly installments equal to 1/6 of such deficiency per month, with the first payment due within thirty (30) days of the election, or (c) within thirty (30) days following the delivery of such Election Notice, submit additional Mineral Interests to Lender for evaluation as Borrowing Base Properties which Lender, in its sole discretion, determines have a value sufficient to increase the Borrowing Base

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by at least the amount of the Borrowing Base Deficiency. In the event option (b) above is chosen, Borrower shall devote sufficient amount of its monthly cash flow from oil and gas properties to meet such payments.
SECTION 4.4. Initial Borrowing Base.
The Borrowing Base shall be $72,000,000 for the period commencing on the Closing Date and ending on the effective date of the first Redetermination after the Closing Date.
ARTICLE V. — COLLATERAL
SECTION 5.1. Security.
     (a) The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) in favor of Lender covering and encumbering the Evaluated Mineral Interests owned by Borrower specified by Lender which shall in all events include the Borrowing Base Properties. To the extent that the Borrowing Base Properties are not covered by the Existing Mortgages, Borrower or its Subsidiaries shall from time to time execute additional Mortgages covering such properties, upon Lender’s request. Contemporaneous with the execution and delivery of this Agreement, Borrower shall execute and deliver Modifications of the Existing Mortgages in the form of Exhibit C. At all times, the Obligations shall be secured by a valid and perfected first priority lien on oil and gas properties having a value of at least the Required Reserve Value.
     (b) As of the Closing Date, (i) the Existing Mortgages on the Riata ranch land (surface estate) and the Riata farm land, and (ii) the Guarantees of N. Malone Mitchell 3rd, Amy Mitchell and Alsate Aircraft Holdings, L.P., shall be released.
     (c) On the Closing Date and on or before each Redetermination after the Closing Date and at such other times as Lender shall request, Borrower or its Subsidiaries shall deliver Mortgages to Lender in form and substance acceptable to Lender and duly executed by Borrower or its Subsidiaries, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (collectively, the “Collateral Documents”) (each duly authorized and executed) as Lender shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1 (a) with respect to Mineral Interests then held by Borrower or its Subsidiaries which are not the subject of existing first and prior, perfected Liens securing the Obligations as required by Section 5.1 (a).
     (d) All security granted shall ratably secure the Revolving Loan and any Swap Contract.
     (e) Borrower authorizes Lender to execute and deliver any financing statements deemed necessary by Lender to perfect Lender’s security interest, all without the signature of the grantor of such security interest.

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SECTION 5.2. Title Opinions.
At any time during the term of the Revolving Loan, Lender may require Borrower to deliver to Lender such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Lender) and other evidence of title as Lender shall deem necessary or appropriate to verify (a) Borrower’s title to the Required Reserve Value of the Borrowing Base Properties which are subject to such Mortgages, and (b) the validity, perfection and priority of the Liens created by such Mortgages; provided that, Lender shall not request additional opinions of counsel regarding the properties covered by the Existing Mortgages unless there is a material deficiency in title opinion coverage related to the Required Reserve Value. Any opinions requested by Lender shall be delivered within sixty days of request by Lender, unless Lender agrees to a longer period of time. Such opinions shall be in form and substance as may be satisfactory to Lender in its sole discretion.
ARTICLE VI. — CONDITIONS PRECEDENT
SECTION 6.1. Conditions to each Revolving Loan Borrowing and each Letter of Credit.
The obligation of Lender to make advances under the Revolving Commitment and to issue Letters of Credit on the date any Letter of Credit is to be issued are further subject to the satisfaction of the following conditions:
     (a) timely receipt by Lender of a Request for Borrowing or Request for Letter of Credit (as applicable);
     (b) immediately before and after giving effect to such borrowing or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and neither such borrowing nor the issuance of such Letter of Credit (as applicable) shall cause a Default or Event of Default;
     (c) the representations and warranties of Borrower contained in this Agreement and the other Loan Papers shall be true and correct in all material respects on and as of the date of such borrowing or the issuance of such Letter of Credit (as applicable), except to the extent such representations and warranties are expressly stated as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such date; and
     (d) following the issuance of any Letter of Credit, the aggregate Letter of Credit Exposure of Lender shall not exceed $20,000,000.
Each borrowing and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by Borrower that on the date of such borrowing or issuance of such Letter of Credit (as applicable) the statements contained in subclauses (b), (c) and (d) above are true.

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SECTION 6.2. Materiality of Conditions.
Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.
ARTICLE VII. — REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender that each of the following statements is true and correct on the date hereof:
SECTION 7.1. Corporate Existence and Power.
Borrower and each Guarantor (excluding individual Guarantors) (a) is a corporation, limited partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
SECTION 7.2. Authorization; No Contravention.
The execution, delivery and performance by Borrower and the Guarantors of this Agreement, the Note and the other Loan Papers to be executed in connection herewith (to the extent each is a party thereto) are within Borrower’s and such Guarantor’s corporate, partnership or limited liability company powers, when executed will be duly authorized by all necessary corporate, partnership or limited liability company action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the articles or certificate of incorporation, bylaws, partnership agreement, regulations or other charter documents (as applicable) of Borrower or any Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or any Guarantor or result in the creation or imposition of any Lien on any asset of Borrower or any Guarantor.
SECTION 7.3. Binding Effect.
This Agreement constitutes a valid and binding agreement of Borrower and the Guarantors; the Note and the other Loan Papers to which Borrower and the Guarantors are a party, constitute, or when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Borrower and such Guarantors executing the same; and each such Loan Paper is, or when executed and delivered, will be, enforceable against Borrower and the Guarantors (to the extent a party thereto) except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

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SECTION 7.4. Financial Information.
     (a) The most recent annual audited consolidated balance sheet of Borrower and the related audited consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to Lender, fairly present, in conformity with GAAP, the consolidated financial position of Borrower as of the end of such Fiscal Year and its consolidated results of operations and cash flows for such Fiscal Year.
     (b) The most recent quarterly balance sheet of Borrower delivered to Lender, and the related unaudited statements of operations for the portion of Borrower’s Fiscal Year then ended, fairly present the financial position of Borrower as of such date for such portion of Borrower’s Fiscal Year.
     (c) Except as disclosed in writing to Lender prior to the execution and delivery of this Agreement, since the date of RIATA’s most recent annual and quarterly balance sheet and statements of operations and cash flow delivered to Lender, no event has occurred or condition exists which has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 7.5. Litigation.
Except for matters disclosed on Schedule 7.5 attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting Borrower or any Guarantor before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which could in any manner draw into question the validity of the Loan Papers. For the purposes hereof, only litigation with claims in excess of $250,000 shall be deemed to have a Material Adverse Effect.
SECTION 7.6. Taxes and Filing of Tax Returns.
Borrower and the Guarantors have filed all tax returns required to have been filed and have paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. Borrower and Guarantors do not know of any proposed material Tax assessment against Borrower or any Guarantor and all Tax liabilities of Borrower and the Guarantors are adequately provided for.
SECTION 7.7. Ownership of Properties Generally.
Borrower and its Subsidiaries have good and valid fee simple or leasehold title to all material properties and assets purported to be owned by it, including, without limitation, all assets reflected in the balance sheets referred to in Section 7.4 (a) and (b) and all assets which are used by Borrower and such Subsidiaries in the operation of their business, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

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SECTION 7.8. Evaluated Mineral Interests.
Borrower has good and defensible title to all Borrowing Base Properties, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Evaluated Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower’s Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrower’s share of (a) the costs for each Borrowing Base Property is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each such Borrowing Base Property is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Except in the case of wells which, in the aggregate, represent less than two percent (2%) of the production from the Borrowing Base Properties described in the Reserve Report, each well drilled in respect of each Borrowing Base Property described in the Reserve Report (y) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and Borrower is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws and no such well which is currently producing hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production. The schedule of mineral interests attached hereto as Exhibit D is true and correct in all material respects. There are no unrecorded assignments or conveyances affecting the Borrowing Base Properties or Borrower’s interest therein.
SECTION 7.9. Licenses, Permits, Etc.
Borrower and each Subsidiary of Borrower possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.
SECTION 7.10. Compliance with Law.
The business and operations of Borrower and its Subsidiaries (including the Guarantors) have been and are being conducted in accordance with all applicable Laws other than violations of Laws which do not (either individually or collectively) have a Material Adverse Effect.
SECTION 7.11. Full Disclosure.
All information heretofore furnished by Borrower or any of the Guarantors to Lender for purposes of or in connection with this Agreement, any Loan Paper or any transaction

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contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of Borrower or any of the Guarantors to Lender will be, true, complete and accurate in every material respect. Borrower and the Guarantors have disclosed or has caused to be disclosed to Lender in writing the occurrence of any event or the existence of any condition which have had or could reasonably be expected to have a Material Adverse Effect.
SECTION 7.12. Organizational Structure, Nature of Business.
Schedule 7.12 hereto accurately reflects (1) the jurisdiction of incorporation or organization of Borrower and each Subsidiary of Borrower, (ii) each jurisdiction in which Borrower and each Subsidiary of Borrower is qualified to transact business, (iii) the authorized, issued and outstanding stock or interests of Borrower and each Subsidiary of Borrower, and (iv) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock or interests of Borrower and each Subsidiary of Borrower. Borrower is engaged primarily in the Oil and Gas Business. Except as set forth on Schedule 7.12 hereto, Borrower does not have any Subsidiaries.
SECTION 7.13. Environmental Matters.
To the best of Borrower’s knowledge, no operation conducted by Borrower or any Subsidiary of Borrower and no real or personal property now or previously owned or leased by Borrower or any Subsidiary of Borrower (including, without limitation, Borrower’s or any such Subsidiary’s Mineral Interests) and no operations conducted thereon, and to Borrower’s knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect, nor to the best of Borrower’s knowledge, is any such property or operation the subject of any existing, pending or threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership or operation of each tract of real property or operations of Borrower or any of its Subsidiaries thereon and each item of personal property owned, leased or operated by Borrower or any of its Subsidiaries, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been, to the best of Borrower’s knowledge, duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. All Hazardous Substances generated at each tract of real property and by each item of personal property owned, leased or operated by Borrower or any Subsidiary of Borrower have been, to the best of Borrower’s knowledge, transported, treated, and disposed of only by carriers or facilities maintaining valid permits under the Resource Conservation and Recovery Act of 1976, as amended from time to time, and all other Applicable Environmental Laws. To the best of Borrower’s knowledge, there have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has any contingent liability in connection with any Hazardous Discharge which could have a Material Adverse Effect.

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SECTION 7.14. Burdensome Obligations.
Neither Borrower nor any Subsidiary of Borrower nor any of the properties of Borrower or any Subsidiary of Borrower, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, partnership agreement, regulations or comparable charter documents or under any agreement or instrument to which Borrower or any Subsidiary of Borrower is a party, or by which any of their properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect. Without limiting the foregoing, neither Borrower nor any Subsidiary of Borrower is a party to or bound by any agreement or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of Borrower or any Subsidiary of Borrower to make Distributions.
SECTION 7.15. Fiscal Year.
Borrower’s fiscal year is January 1 through December 31.
SECTION 7.16. No Default.
Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Papers.
SECTION 7.17. Government Regulation.
Neither Borrower nor any Subsidiary of Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by it of Debt, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
SECTION 7.18. Insider.
Neither Borrower nor any Subsidiary of Borrower is, and no Person having “control” (as that term is defined in 12 U.S.C. Section 375(b) or regulations promulgated thereunder) of Borrower or any Subsidiary of Borrower is, an “executive officer,” “director” or “shareholder” of Lender or any bank holding company of which Lender is a Subsidiary or of any Subsidiary of such bank holding company.
SECTION 7.19. No Default.
     Neither Borrower nor any Subsidiary is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Paper.

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SECTION 7.20. ERISA Compliance
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
SECTION 7.21. Disclosure
     Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any person to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Paper (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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ARTICLE VIII. — AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that so long as any amount payable under the Note remains unpaid:
SECTION 8.1. Information.
Borrower will deliver, or cause to be delivered, to Lender:
     (a) as soon as available and in any event by March 31 of each year, audited consolidated and consolidating balance sheets of Borrower as of the end of the prior Fiscal Year and the related consolidated and consolidating statements of income and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with the income tax method of accounting, and prepared by an independent certified public accounting firm acceptable to Lender;
     (b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of income for such quarter and for the portion of Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;
     (c) simultaneously with the delivery of each set of financial statements referred to in Sections 8.1(a) and (b), a certificate of a Financial Officer of Borrower in the form of Exhibit E attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, and (iii) a summary of the Hedge Transactions to which Borrower or any Subsidiary of Borrower is a party on such date;
     (d) immediately upon any Authorized Officer becoming aware of the occurrence of any Default, a certificate of an Authorized Officer setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;
     (e) promptly notify Lender of the occurrence of any event or existence of any condition which has had or could reasonably be expected to have a Material Adverse Effect, including information regarding potential or contingent liabilities in excess of $250,000;
     (f) promptly notify Lender of any material litigation (in excess of $250,000) involving Borrower or any Subsidiary of Borrower; and
     (g) from time to time such additional information regarding the financial position or business of Borrower and its Subsidiaries as Lender may reasonably request.

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SECTION 8.2. Maintenance of Existence.
Borrower shall, and shall cause each of its Subsidiaries to, at all times (a) maintain its existence in its jurisdiction of incorporation or organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect.
SECTION 8.3. Title Data.
Borrower shall, upon the request of Lender, cause to be delivered to Lender such title, opinions and other information regarding title to the Borrowing Base Properties as are appropriate to determine the status thereof.
SECTION 8.4. Right of Inspection.
Borrower will permit, and will cause each of its Subsidiaries to permit, any officer, employee or Lender to visit and inspect any of the assets of Borrower and each of its Subsidiaries, examine Borrower’s and each of its Subsidiaries’ books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrower and each of its Subsidiaries with Borrower’s and any such Subsidiary’s officers, accountants and auditors, all at such reasonable times and as often as Lender may desire, all at the reasonable expense of Borrower. Information obtained by Lender in any inspection shall be maintained as confidential and not disclosed to third parties except that (i) Lender may disclose such information to its representatives, agents, employees, consultants, attorneys and accountants; (ii) Lender may disclose such information as may be mandated by legal process, and (iii) Lender may disclose and use such information as may be necessary to enforce its rights under this Agreement and the Other Loan Documents.
SECTION 8.5. Maintenance of Insurance.
Borrower will, and will cause each of its Subsidiaries to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated, including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability insurance; (d) insurance against (other than losses or damage to property owned by Borrower or any Subsidiary of Borrower which is self insured) losses customarily insured against as a result of damage by-fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance.
SECTION 8.6. Payment of Taxes and Claims.
Borrower will, and will cause each of its Subsidiaries to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be
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required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no property or assets of Borrower or any Subsidiary of Borrower is subject to any pending levy or execution, (ii) Borrower and each Subsidiary of Borrower shall have set aside on its books reserves deemed by Lender to be adequate with respect thereto, and (iii) Borrower has notified Lender of such circumstances, in detail satisfactory to Lender.
SECTION 8.7. Compliance with Laws and Documents.
Borrower will comply, and will cause each of its Subsidiaries to comply, with all Laws, their respective certificates or articles of incorporation, bylaws, partnership agreement, regulations and similar organizational documents and all Material Agreements to which Borrower or any Subsidiary of Borrower is a party, if a violation, alone or when combined with all other such violations, could have a Material Adverse Effect.
SECTION 8.8. Operation of Properties and Equipment.
Borrower will, and will cause each of its Subsidiaries to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner.
SECTION 8.9. Environmental Law Compliance.
Except to the extent a failure to comply would not have a Material Adverse Effect, Borrower will, and will cause each of its Subsidiaries to, use its reasonable best efforts to comply with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances. Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.
SECTION 8.10. Additional Documents.
Borrower shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the creation and issuance of each Note, and the execution and delivery of this Agreement and the other Loan Papers and, at Borrower’s expense, Borrower shall promptly and duly execute and deliver to Lender, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower and its Subsidiaries in this Agreement and the other Loan Papers as may be reasonably necessary or appropriate in connection therewith.
SECTION 8.11. Swap Contracts.
Borrower will comply, and will cause each of its Subsidiaries to comply (as applicable), with all the terms, provisions and conditions contained in any Swap Contracts entered into by and
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between Borrower or any Subsidiary of Borrower and Lender or any affiliate of Lender after the date hereof.
SECTION 8.12. Opinion of Counsel.
Borrower shall cause its counsel to deliver an opinion of counsel, effective as of the Closing Date, regarding the matters as set forth on Exhibit I attached hereto. The opinion may be subject to reasonable and customary qualifications and limitations. All borrowing after the effective date of the opinion shall be allowed by Lender in reliance on such opinion of counsel.
ARTICLE IX. — NEGATIVE COVENANTS
     Borrower agrees that so long as any amount payable under the Note remains unpaid:
SECTION 9.1. Incurrence of Debt.
Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) guarantee obligations of Borrower under the Borrower Guaranty, (c) indebtedness from Lariat in the principal amount of $34,106,616 to Merrill Lynch Capital Markets, (d) purchase money obligations of Lariat for the purchase of drilling rigs and related service equipment and (e) purchase money obligations of Borrower or Guarantors (other than those in (d) above), not to exceed $5,000,000.
SECTION 9.2. Negative Pledge.
Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on any asset of Borrower or any of its Subsidiaries, other than Permitted Encumbrances. Borrower will not, nor will Borrower permit any of its Subsidiaries to, enter into or become bound by any agreement (other than this Agreement) that prohibits or otherwise restricts the right of Borrower or any of its Subsidiaries, to create, assume or suffer to exist any Lien on Borrower’s or any of its Subsidiaries’ assets in favor of Lender.
SECTION 9.3. Consolidations and Mergers.
Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, consolidate or merge with or into any other Person; provided, that so long as no Default or Event of Default exists or will result (a) Borrower may merge or consolidate with another Person so long as Borrower is the surviving corporation, and (b) any wholly owned Subsidiary of Borrower may merge or consolidate with any other Person so long as a wholly owned Subsidiary of Borrower is the surviving corporation.
SECTION 9.4. Asset Dispositions.
Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, sell any assets of Borrower or any such Subsidiary which are used or useful to its business, other than the sale of such assets in the ordinary course of such business; provided that, Borrower, its Subsidiaries and the Guarantors may make disposition of other assets (not in the ordinary course
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of business) not to exceed $10,000,000 in the aggregate through the Revolving Loan Termination Date.
SECTION 9.5. Amendments to Organizational Documents.
Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its certificate or articles of incorporation, bylaws, regulations or other organizational documents other than amendments, modifications and waivers which will not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 9.6. Use of Proceeds.
The proceeds of the Loan will be used to (i) refinance the existing indebtedness under the Existing Credit Agreement; (ii) refinance the Additional Indebtedness; (iii) to finance capital expenditures; (iv) to pay fees and expenses incurred in connection with the Loan; and (v) to provide for working capital and other general corporate purposes of the Borrower. None of the proceeds of the Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations).
SECTION 9.7. Hedge Transactions.
Unless otherwise expressly consented to in writing by Lender, Borrower and Guarantors will not, nor will Borrower permit any of its Subsidiaries to, enter into any Oil and Gas Hedge Transactions which would cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under such Oil and Gas Hedge Transactions to exceed seventy five percent (75%) of Borrower’s or such Subsidiary’s anticipated production from Proved Producing Mineral Interests during the period from the immediately preceding settlement date (or the commencement of such Hedge Transaction if there is no prior settlement date) to such settlement date.
SECTION 9.8. Fiscal Year.
Borrower shall not change its fiscal year.
SECTION 9.9. Change in Business.
Borrower will not engage in any business other than the business engaged in by Borrower on the date hereof as described in Section 7.12 hereof. Borrower shall not change its place of organization without giving Lender thirty (30) days prior notice.
SECTION 9.10. Change of Control or Management.
The Borrower shall not permit any change to occur in its present stock ownership, if such change would cause N. Malone Mitchell 3rd and Amy Mitchell to own less than thirty five percent (35%)
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of the issued and outstanding common stock (or other voting stock) of Borrower. Borrower agrees to give prompt notice to Bank in writing concerning any material changes in the ownership, control or executive management of the Borrower.
SECTION 9.11. Restrictions on Dividends and Distributions on and Redemptions of Capital Stock.
If an Event of Default exists, the Borrower will not declare or pay, or if declared will not pay on the dividend payment date next succeeding any such declaration, or authorize the declaration or payment of, any dividend on, or purchase, retire, redeem or otherwise acquire for value any share of, or make any distribution in cash, property, or securities in respect of any class of its capital stock, or purchase, retire, redeem or otherwise acquire for value, or make any distribution in cash, property or securities in respect of, any other indebtedness.
ARTICLE X. — FINANCIAL COVENANTS
     Borrower agrees that so long any amount payable under the Note remains unpaid:
SECTION 10.1. Funded Debt Ratio.
Borrower shall not permit its Consolidated Funded Debt to EBITDA to exceed 3.50 to 1 during the term of the Revolving Loan.
SECTION 10.2. Minimum Fixed Charge Coverage.
Borrower shall maintain a minimum fixed charge coverage ratio of at least 2.50 to 1, with the ratio calculated by taking EBITDA and dividing by Interest Expense, plus current maturities of long term debt plus the next 12 months of scheduled Monthly Reductions.
SECTION 10.3. Calculations of Ratios.
The ratios in Sections 10.1 and 10.2 shall be calculated on a rolling, four quarter basis.
SECTION 10.4. Net Worth.
Borrower agrees to maintain a minimum Consolidated Tangible Net Worth of $225,000,000 (as of December 31, 2005) and adjusted upwards for (i) 50% of each calendar year’s net income, without deduction for any loss, and (ii) 100% of any equity or other capital contributions.
ARTICLE XI. — DEFAULTS
SECTION 11.1. Events of Default.
If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:
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     (a) Borrower shall fail to pay when due any principal or accrued interest on the Note or any fees or any other amount payable hereunder and such failure shall continue for a period of five (5) days following the due date;
     (b) Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.3 of this Agreement;
     (c) Borrower or any Subsidiary of Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those referenced in Sections 11.1(a), (b) and (c) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of Borrower acquires knowledge of such failure, or (ii) written notice of such failure has been given to Borrower by Lender;
     (d) any representation, warranty, certification or statement made or deemed to have been made by Borrower or any Subsidiary of Borrower in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;
     (e) Borrower or any Subsidiary of Borrower shall fail to make any payment when due on any Debt of such Person in a principal amount equal to or greater than $250,000 or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof;
     (f) Borrower or any Subsidiary of Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (g) an involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary of Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Subsidiary of Borrower under the federal bankruptcy Laws as now or hereafter in effect;
     (h) one (1) or more final judgments or orders for the payment of money aggregating in excess of $250,000 shall be rendered against Borrower, Guarantor, or any Subsidiary of Borrower and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;
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     (i) this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary of Borrower, or Borrower or any Subsidiary of Borrower, shall deny that it has any further liability or obligation under any of the Loan Papers; or
     (j) a Material Advance Effect has occurred;
then, and in every such event, Lender shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, take such actions as may be permitted by the Loan Papers including, declaring the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable; provided that in the case of any of the Events of Default specified in Sections 11.1(f) or (g) , without any notice to Borrower or any other act by Lender, the Note (together with accrued interest thereon) shall become immediately due and payable.
ARTICLE XII. — CHANGE IN CIRCUMSTANCES
SECTION 12.1. Taxes.
     (a) Any and all payments by Borrower to or for the account of Lender hereunder or under any other Loan Paper shall be made free and clear of and without deduction for any and all present or future Taxes and all liabilities with respect thereto, excluding Taxes imposed on its income, and franchise Taxes imposed on it, by the jurisdiction under the Laws of which Lender (or its Applicable Lending Office) is organized or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Paper to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Lender, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Paper or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Paper (hereinafter referred to as “Other Taxes”).
     (c) Borrower agrees to indemnify Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any
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jurisdiction on amounts payable under this Section 12.2) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.
     (d) If Borrower is required to pay additional amounts to or for the account of Lender pursuant to this Section 12.2, then Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of Lender, is not otherwise disadvantageous to Lender.
     (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 12.2 shall survive the payment in full of the Note.
SECTION 12.2. Discretion of Lender as to Manner of Funding.
     Notwithstanding any provisions of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained the Loan during the applicable Interest Period through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.
ARTICLE XIII. — MISCELLANEOUS
SECTION 13.1. Notices.
All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given, to such party at its address or telecopier number set forth on the signature pages hereof or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 13.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Day after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 13.1; provided that notices to Lender under Article II shall not be effective until received.
SECTION 13.2. No Waivers.
No failure or delay by Lender in exercising any right, power or privilege hereunder or under the Note or any other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Loan Papers.
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SECTION 13.3. Expenses: Indemnification.
     (a) Borrower agrees to pay on demand all reasonable costs and expenses of Lender in connection with the preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Papers, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under the Loan Papers. Borrower further agrees to pay on demand all costs and expenses of Lender, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Papers and the other documents to be delivered hereunder.
     (b) BORROWER AND EACH GUARANTOR AGREES TO INDEMNIFY LENDER AND HOLD LENDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST LENDER, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOAN (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF LENDER), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 13.3 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY BORROWER, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR LENDER OR ANY OTHER PERSON OR LENDER IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. BORROWER AND GUARANTORS AGREE NOT TO ASSERT ANY CLAIM AGAINST LENDER, ANY OF ITS AFFILIATES, OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOAN.
     (c) Without prejudice to the survival of any other agreement of Borrower and Guarantors hereunder, the agreements and obligations of Borrower and Guarantors contained in this Section 13.3 shall survive the payment in full of the Loan and all other amounts payable under this Agreement.
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SECTION 13.4. Right of Set-off.
(a) Upon the occurrence and during the continuance of any Event of Default, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether Lender shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights Lender under this Section 13.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender may have.
SECTION 13.5. Amendments and Waivers.
Any provision of this Agreement, the Note or the other Loan Papers may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.
SECTION 13.6. Survival.
All representations, warranties and covenants made by Borrower and Guarantors herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of such Loan Papers or the extension of the Loan (or any part thereof), regardless of any investigation made by or on behalf of Lender. The indemnity provided in Section 13.3(b) herein shall survive the repayment of all credit advances hereunder and/or the discharge or release of any Lien granted hereunder or in any other Loan Paper, contract or agreement between Borrower, Guarantor, any Subsidiary of Borrower and Lender.
SECTION 13.7. Limitation on Interest.
Regardless of any provision contained in the Loan Papers, Lender shall never be entitled to receive, collect, or apply, as interest on the Loan, any amount in excess of the Maximum Lawful Rate, and in the event Lender ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loan is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Lender shall, to the extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the applicable Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the applicable Note; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Lender shall refund to Borrower the
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amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.
SECTION 13.8. Invalid Provisions.
If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
SECTION 13.9. Waiver of Consumer Credit Laws.
Pursuant to Chapter 346 of the Texas Finance Code, as amended, Borrower and Guarantors agree that such Chapter 346 shall not govern or in any manner apply to the Loan.
SECTION 13.10. Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights under this Agreement.
SECTION 13.11. Texas Law.
THIS AGREEMENT, THE NOTE AND THE OTHER LOAN PAPERS HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA.
SECTION 13.12. Consent to Jurisdiction, Waiver of Immunities.
     (a) Borrower and Guarantors hereby irrevocably submit to the jurisdiction of any Texas State or Federal court sitting in the Northern District of Texas over any action or proceeding arising out of or relating to this Agreement or any other Loan Papers, and Borrower and Guarantors hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. As an alternative, Borrower and Guarantors irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its address specified in Section 13.1. Borrower and Guarantors agree that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
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     (b) Nothing in this Section 13.12 shall affect any right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower, the Guarantors, or their properties in the courts of any other jurisdictions.
     (c) To the extent that Borrower and Guarantors have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower and Guarantors hereby irrevocably waive such immunity in respect of its obligations under this Agreement and the other Loan Papers.
SECTION 13.13. Counterparts, Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 13.14. No Third Party Beneficiaries.
It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained.
SECTION 13.15. Complete Agreement.
THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND BETWEEN LENDER, BORROWER, AND GUARANTORS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LENDER, BORROWER, AND GUARANTORS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN LENDER, BORROWER, AND GUARANTORS.
SECTION 13.16. Waiver of Jury Trial.
BORROWER, LENDER, AND GUARANTORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 13.17. Arbitration.
     (A) NOT WITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER LOAN PAPER, THE PARTIES HERETO HEREBY AGREE THAT ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT
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(OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OR J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”) AND THE PROVISIONS SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE PROVISIONS SET FORTH IN CLAUSE (B) BELOW SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.
     (B) THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.
     (C) NOTHING IN THIS SECTION 13.17 SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF LENDER (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.
SECTION 13.18. Agreement Controls.
In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the other Loan Papers, the terms and provisions of this Agreement shall govern.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers on the day and year first above written.
(signature page immediately follows)
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BORROWER:

RIATA ENERGY, INC., a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

Address for Notice:
701 S. Taylor, Suite 426
Amarillo, Texas 79101
Fax No. (806) 376-9216

GUARANTORS:

ROC GAS COMPANY,
a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

ALSATE MANAGEMENT AND
INVESTMENT COMPANY,
a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

INTEGRA ENERGY, L.L.C.,
a Texas limited liability company

By: RIATA ENERGY, INC., Member

	By:	/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

RIAGRA LAND AND CATTLE
COMPANY, a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

LARIAT COMPRESSION COMPANY, a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

LARIAT SERVICES, INC., a Texas corporation

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

PETROSOURCE ENERGY COMPANY, L.P.
By: PSE Management, LLC, general partner

By:		/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

PETROSOURCE PRODUCTION COMPANY, L.P.

By: PetroSource Energy Management, LLC, General Partner

	By:	/s/ N. Malone Mitchell, 3rd

N. Malone Mitchell, 3rd, President

Address for Notice for all Guarantors:
701 S. Taylor, Suite 426
Amarillo, Texas 79101
Fax No. (806) 376-9216

LENDER:

BANK OF AMERICA, N.A.

By:		/s/ Charles Patterson

Charles Patterson, Senior Vice President

Address for Notice:
700 Louisiana St
Houston, Texas 77002-2700
Fax No. (713) 247-6099

Applicable Lending Office:
700 Louisiana St
Houston, Texas 77002-2700
Fax No. (713) 247-6099

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MASTER CREDIT AGREEMENT – Signature Page

EXHIBIT A
Revolving Note
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MASTER CREDIT AGREEMENT – Exhibit A – Page 1

EXHIBIT B
Borrower Guaranties
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MASTER CREDIT AGREEMENT – Exhibit B – Page 1

EXHIBIT C
Modifications
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MASTER CREDIT AGREEMENT – Exhibit C – Page 1

Exhibit 10.4
EXHIBIT A
PROMISSORY NOTE

$200,000,000	Amarillo, Texas	January 12, 2006
     FOR VALUE RECEIVED, the undersigned, Riata Energy, Inc., a Texas corporation (“Riata”) promises to pay to the order of Bank of America, N.A. (“Lender”) at the offices of Lender at 700 Louisiana St., Houston, Texas 77002-2700, the principal sum of Two Hundred Million and No/100 Dollars ($200,000,000), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described. Riata may hereinafter be referred to as “Borrower.”
     This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006 (as hereafter renewed, extended, amended, or supplemented, the “Agreement”) between Borrower, et al. and Lender. This Note is the Revolving Note referenced and defined in the Agreement. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.
     Borrower also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Lender above referenced from the date hereof at the rates applicable to amounts outstanding under the Revolving Loan provided in the Agreement and on the dates specified in the Agreement.
     The principal balance of this Note shall be paid at the times and in the amounts required by the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Revolving Loan Termination Date.
     The borrowing availability hereunder is subject to the terms, conditions and limitations as defined and determined in the Agreement.
     Upon and subject to the terms and conditions of the Agreement, Borrower shall be entitled to prepay the principal of or interest on this Note from time to time and at any time, in whole or in part.
     Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, Lender may, at its option, and shall, to the extent required in accordance with the terms of the Agreement, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Borrower. All past-due principal of and, to the extent permitted by law, accrued interest on this Note shall, at the option of the holder hereof, bear interest at the Maximum Lawful Rate.
     Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.4 of the Agreement (the “Contract Rate”) exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time Borrower shall pay to the holder of this Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Note.
     Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower’s account number 7183925. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.
     ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.
     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR

DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.
     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.
ADDITIONAL WAIVERS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE BORROWERS AND THE GUARANTORS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
Notice. The following statutory notice required by §26.01 of the Texas Business and Commerce Code is given:
THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE

CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     This Note amends and restates in its entirety the indebtedness as described in the Agreement.
BORROWER:
RIATA ENERGY, INC.
a Texas corporation

By:
N. Malone Mitchell, 3rd, President
Address for Notice:
701 S. Taylor, Suite 426
Amarillo, Texas 79101
Fax No. (806) 376-9216

EXHIBIT D
CERTIFICATE OF OWNERSHIP INTERESTS
     This Certificate of Ownership Interests (this “Certificate”) is executed and delivered pursuant to that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006 (as amended from time to time, the “Agreement”), by and between Riata Energy, Inc., a Texas corporation (“Riata” or “Borrower”) and Bank of America, N.A., a national banking association (“Lender”). Unless otherwise defined herein, all capitalized terms shall have the meanings given such terms in the Agreement.
     Borrower hereby represents and warrants to Lender that (a) Borrower holds good and defensible title, subject only to Permitted Encumbrances and Immaterial Title Deficiencies, to the Borrowing Base Properties attached hereto as Schedule I, (b) with the exception of Immaterial Title Deficiencies, Borrower’s share of (i) the costs for each of the Borrowing Base Properties described in the Initial Reserve Report is not greater than the decimal fraction set forth in the Initial Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (ii) production from, allocated to, or attributed to each of such Borrowing Base Properties is not less than the decimal fraction set forth in the Initial Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms, and (c) except in the case of wells which, in the aggregate, represent less than two percent (2%) of the production from the Borrowing Base Properties described in the Initial Reserve Report, each well drilled in respect of each of the Borrowing Base Properties described in the Initial Reserve Report (A) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and Borrower will receive payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (B) has been drilled, bottomed, completely and operated in compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.
     Borrower acknowledges and agrees that Lender is relying on this Certificate and the representations and warranties herein contained in advancing funds under the Agreement and but for Borrower’s execution and delivery of this Certificate, Lender would not advance funds under the Agreement.
     Executed as of the 12th day of January 2006.

RIATA ENERGY, INC. a Texas corporation

By:
N. Malone Mitchell, 3rd, President

Schedule I
[to be provided]

EXHIBIT E
RIATA ENERGY, INC.
FINANCIAL OFFICER’S CERTIFICATE
     The undersigned, the Financial Officer of Riata Energy, Inc., a Texas corporation (“Riata” or “Borrower”) hereby (a) delivers this Certificate pursuant to Section 8.1(c) of that certain First Amended and Restated Master Credit Agreement (the “Credit Agreement”) dated as of January 12, 2006, by and between Riata and Bank of America, N.A. (“Lender”), and (b) certifies to Lender, with the knowledge and intent that Lender may, without any independent investigation, rely fully on the matters herein in connection with the Credit Agreement, as follows:
     1. Attached hereto as Schedule I are the financial statements of Riata as of and for the Fiscal ___ Year ___ Quarter (check one) ended                                         ,                     .
     2. Such financial statements are true and correct in all material respects and fairly present the financial condition of Riata as of the date indicated therein and the results of operations for the respective periods indicated therein.
     3. Attached hereto as Schedule II are detailed calculations used by Borrower to establish that Borrower was in compliance with the requirements of Article X of the Credit Agreement on the date of the financial statements attached as Schedule I hereto.
     4. Unless otherwise disclosed on Schedule III attached hereto and incorporated herein by reference for all purposes, neither a Default nor an Event of Default has occurred which is in existence on the date hereof; provided, that for any Default or Event of Default disclosed on Schedule III attached hereto, Borrower is taking or proposes to take the action to cure such Default or Event of Default set forth on Schedule III.
     5. Attached hereto as Schedule IV is a summary of the Hedge Transactions to which Borrower or any of its Subsidiaries is a party on the date of the financial statements attached hereto as Schedule I.
     6. Except as described on Schedule V hereto, the representations and warranties of Borrower set forth in the Agreement and the Loan Papers, delivered to Lender are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates.

     7. Since the date of the financial statements referenced in paragraph 1 above, no event has occurred and no condition exists which has had, or which could reasonably be expected to have, a Material Adverse Effect.
          Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given such terms in the Credit Agreement.
          IN WITNESS WHEREOF, the undersigned has duly executed this Financial Officer’s Certificate as of January 12, 2006.

RIATA ENERGY, INC. a Texas corporation

By:

Schedule I
Financial Statements
(to be attached)

Schedule II
Compliance Calculations
(to be attached)

Schedule III
Defaults/Remedial Action
(to be attached)

Schedule IV
Summary of Hedge Transactions
(to be attached)

Schedule V
Qualifications to Representations and Warranties

EXHIBIT F
FORM OF ROLLOVER NOTICE
     Reference is made to that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006 (as from time to time amended, the “Agreement”), by and among Riata Energy, Inc. (“Riata” or “Borrower”) and Bank of America, N.A. (“Lender”). The terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.
☐	Reference is hereby made to the existing Eurodollar Tranche outstanding under the [Revolving Loan] in the amount of $ which is subject to an Interest Period expiring on , . Borrower hereby requests thaton the expiration of such Interest Period the portion of the principal of the [Revolving Loan] which is subject to such Tranche be made the subject of ☐ Base Rate Tranche or ☐ Eurodollar Tranche having an Interest Period of one (1) month.

☐	Borrower hereby requests that on , , a portion of the principal of the [Revolving Loan] in the amount of $ which is currently the subject of a Base Rate Tranche be made the subject of a Eurodollar Tranche having an Interest Period of one (1) month.
     Borrower hereby certifies that:
(a)	The Authorized Officer signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto;

(b)	There does not exist on the date hereof any condition or event which constitutes a Default or Event of Default; and

(c)	The representations and warranties of Borrower set forth in the Agreement and the Loan Papers delivered to Lender are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates.
     IN WITNESS WHEREOF, this instrument is executed this                      day of                                         , 2006.
RIATA ENERGY, INC.
a Texas corporation

By:
N. Malone Mitchell, 3rd, President
Exhibit F

EXHIBIT G
FORM OF REQUEST FOR BORROWING
     Reference is made to that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006 (as from time to time amended, the “Agreement”) by and between Riata Energy, Inc. (“Riata” or “Borrower”) and Bank of America, N.A. (“Lender”). Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests a borrowing in the amount of $                                                            ___ to be advanced on                                                                                                     .
     Borrower requests that the borrowing to be made hereunder shall be the subject of a [Base Rate Tranche] [Eurodollar Tranche] and shall be in the aggregate amount and have the Interest Periods set forth below:

Type of Borrowing	Aggregate Amount	Interest Period

     Borrower hereby certifies that:
     (a) The Authorized Officer signing this instrument is duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto.
     (b) The representations and warranties of Borrower set forth in the Agreement and the Loan Papers delivered to Lender are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the financial condition of Borrower since the date of the last financial reports delivered to Lender pursuant to Section 8.1 of the Agreement.
     (c) There does not exist on the date hereof, any condition or even which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon Borrower’s receipt and application of the proceeds requested in compliance with the applicable provisions of the Agreement.
     (d) Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to the borrowing contained in the Agreement remain satisfied in all material respects.
     (e) After giving effect to the borrowing requested hereby, the Outstanding Revolving Credit will not be in excess of the Revolving Commitment on the date requested for the making of such borrowing.
     IN WITNESS WHEREOF, this instrument is executed as of                                                                                 _, 2006.

RIATA ENERGY, INC. a Texas corporation
By:
N. Malone Mitchell, 3rd, President

Exhibit G

EXHIBIT H
FORM OF REQUEST FOR LETTER OF CREDIT
     Reference is made to that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006 (as from time to time, the “Agreement”), by and among Riata Energy, Inc. (“Riata” or “Borrower”) and Bank of America, N.A (“Lender”). Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.
     Pursuant to the terms of the Agreement, Borrower hereby requests Lender to issue a Letter of Credit for the account of Borrower, as follows:
          Type of Commitment:

Requested Amount	$
Requested Date of Issuance
Requested Expiration Date
Summary of Terms
(provide a brief description of conditions under which the drafts under such Letter of Credit are to be available)
Beneficiary (Name/Address)

     Such Letter of Credit is more particularly described in the Letter of Credit Application of Lender which is attached hereto.
     Borrower hereby certifies that:
     (a) The Authorized Officer signing this instrument is duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto.
     (b) The representations and warranties of Borrower set forth in the Agreement and the Loan Papers delivered to Lender are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No material changes have occurred in the financial condition of Borrower since the date of the last financial reports delivered to Lender pursuant to Section 8.1 of the Agreement.
EXHIBIT H — Page — 1

     (c) There does not exist on the date hereof, any condition or even which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon Borrower’s receipt and application of the proceeds requested in compliance with the applicable provisions of the Agreement.
     (d) Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to the borrowing contained in the Agreement remain satisfied in all material respects.
     (e) After giving effect to the borrowing requested hereby, the Outstanding Revolving Credit will not be in excess of the Revolving Commitment on the date requested for the making of such borrowing.
     IN WITNESS WHEREOF, this instrument is executed as of                                                                                 _, 2006.

RIATA ENERGY, INC. a Texas corporation
By:
N. Malone Mitchell, 3rd, President

EXHIBIT H — Page — 2

EXHIBIT I
[FORM OF OPINION – OUTSIDE COUNSEL]
Based on the foregoing, it is our opinion that:
1.	Riata Energy, Inc., is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas.
2.	The execution, delivery and performance by Borrower and Guarantors of each Loan Document to which it is a party, and the borrowing and liabilities incurred thereunder (1) have been duly authorized by all necessary action (corporate, partnership or limited liability company) of Borrower and Guarantors, (2) do not (to the best of our knowledge) contravene the terms of the agreements of Borrower or Guarantors, (3) do not (to the best of our knowledge) require the approval or consent of any trustee or the holders of any indebtedness of Borrower or Guarantors, (4) do not (to the best of our knowledge) contravene any law, regulation, rule or order binding on Borrower or Guarantors, and (5) do not (to the best of our knowledge) contravene the provisions of or constitute a default under any agreement or instrument to which Borrower or Guarantors are a party or by which Borrower or Guarantors may be bound or affected. All actions, approvals and consents necessary to authorize the execution, delivery and performance of the Loan Documents by Borrower and Guarantors have occurred or been obtained.
3.	No government approval or filing or registration with any governmental authority is required for the execution, delivery and performance by Borrower or Guarantors of the Loan Documents or in connection with any of the transactions contemplated thereby.
4.	The Loan Documents have been duly and validly executed and delivered by Borrower and Guarantors in compliance with the laws of the State of Texas, and constitute legal, valid and binding obligations of Borrower and Guarantors enforceable against Borrower and Guarantors in accordance with their respective terms and provisions, except that enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws, or by equitable principles, relating to or limiting the rights of creditors generally.
5.	There is, to the best of our knowledge, no private, judicial or governmental action, lawsuit, claim, proceeding, inquiry or investigation pending or threatened which involves Borrower or Guarantors, any of the Loan Documents, or the property
EXHIBIT I — Page 1

covered by the Deed of Trust and Security Agreement, including but not limited to eminent domain proceedings. In addition, to the best of our knowledge, after due inquiry, no unsatisfied judgments have been entered or returned against the Borrower or Guarantors.

6.	Each of the Deeds of Trust (as modified and amended by the modifications) creates a valid lien upon Borrower’s interest in the property described therein and imparts constructive notice of the lien to third parties.

EXHIBIT I — Page 2

Continuing and Unconditional Guaranty

Bank:	Guarantor:

Bank of America, N.A.
Banking Center:
700 Louisiana St.
Houston, Texas 77002-2700
(Name and street address, including county)
(Street address)
     “Borrower”:      Riata Energy, Inc.
1. Guaranty. FOR VALUE RECEIVED, and to induce Bank of America, N.A. (Attn: Charles Patterson) (“Bank”) to make loans or advances or to extend credit or other financial accommodations or benefits, with or without security, to or for the account of Borrower, the undersigned “Guarantor”, if more than one, then each of them jointly and severally, hereby irrevocably and unconditionally guarantees to Bank the full and prompt payment when due, whether by acceleration or otherwise, of any and all Liabilities (as hereinafter defined) of Borrower to Bank. This Guaranty is continuing and unlimited as to the amount, and is cumulative to and does not supersede any other guaranties.
Guarantor further unconditionally guarantees the faithful, prompt and complete compliance by Borrower with all Obligations (as hereinafter defined). The undertakings of Guarantor hereunder are independent of the Liabilities and Obligations of Borrower and a separate action or actions for payment, damages or performance may be brought or prosecuted against Guarantor, whether or not an action is brought against Borrower or to realize upon the security for the Liabilities and/or Obligations, whether or not Borrower is joined in any such action or actions, and whether or not notice is given or demand is made upon Borrower.
Bank shall not be required to proceed first against Borrower, or any other person, or entity, whether primarily or secondarily liable, or against any collateral held by it, before resorting to Guarantor for payment, and Guarantor shall not be entitled to assert as a defense to the enforceability of the Guaranty any defense of Borrower with respect to any Liabilities or Obligations.
2. Paragraph Headings, Governing Law and Binding Effect. Guarantor agrees that the paragraph headings in this Guaranty are for convenience only and that they will not limit any of the provisions of this Guaranty. Guarantor further agrees that this Guaranty shall be deemed to have been made in the State of Texas at Bank’s address indicated at the beginning of this Guaranty and shall be governed by, and construed in accordance with, the laws of the State of Texas, and is performable in the City and County of Texas at Bank’s address indicated at the beginning of this Guaranty. In any litigation in connection with or to enforce this Guaranty or any other Loan Documents, Guarantor, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law. This Guaranty is binding upon Guarantor, his, their or its executors, administrators, successors or assigns, and shall inure to the benefit of Bank, its successors, indorsees or assigns. Anyone executing this Guaranty shall be bound by the terms hereof without regard to execution by anyone else.
3. Definitions.
     A. “Guarantor” shall mean Guarantor or any one or more of them.
CONTINUING AND UNCONDITIONAL GUARANTY — Page 1

     B. “Liability” or “Liabilities” shall mean without limitation, all liabilities, overdrafts, indebtedness, and obligations of Borrower and/or Guarantor to Bank, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now or hereafter existing, or held or to be held by Bank for its own account or as agent for another or others, whether created directly, indirectly, or acquired by assignment or otherwise, including but not limited to all extensions or renewals thereof, and all sums payable under or by virtue thereof, including without limitation, all amounts of principal and interest, all expenses (including reasonable attorney’s fees and cost of collection) incurred in the collection thereof or the enforcement of rights thereunder (including without limitation, any liability arising from failure to comply with state or federal laws, rules and regulations concerning the control of hazardous waste or substances at or with respect to any real estate securing any loan guaranteed hereby), whether arising in the ordinary course of business or otherwise. If Borrower is a partnership, corporation or other entity the term “Liability” or “Liabilities” as used herein shall include all Liabilities to Bank of any successor entity or entities.
     C. “Loan Documents” shall mean all deeds to secure debt, deeds of trust, mortgages, security agreements and other documents securing payment of the Liabilities and all notes and other agreements, documents, and instruments evidencing or relating to the Liabilities and Obligations.
     D. “Obligation” or “Obligations” shall mean all terms, conditions, covenants, agreements and undertakings of Borrower and/or Guarantor under all notes and other documents evidencing the Liabilities, and under all deeds to secure debt, deeds of trust, mortgages, security agreements and other agreements, documents and instruments executed in connection with the Liabilities or related thereto.
4. Waivers by Guarantor. Guarantor waives notice of acceptance of this Guaranty, notice of any Liabilities or Obligations to which it may apply, presentment, demand for payment, protest, notice of dishonor or nonpayment of any Liabilities, notice of intent to accelerate, notice of acceleration, and notice of any suit or the taking of other action by Bank against Borrower, Guarantor or any other person, any applicable statute of limitations and any other notice to any party liable on any Loan Document (including Guarantor).
Each Guarantor also hereby waives any claim, right or remedy which such Guarantor may now have or hereafter acquire against Borrower that arises hereunder and/or from the performance by any other Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Bank against Borrower or against any security which Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.
Guarantor also waives the benefits of any provision of law requiring that Bank exhaust any right or remedy, or take any action, against Borrower, any Guarantor, any other person and/or property including but not limited to the provisions of the Texas Civil Practice and Remedies Code §17.001, Texas Rules of Civil Procedure Rule 31 and the Texas Business and Commerce Code Chapter 34, as amended, or otherwise.
Bank may at any time and from time to time (whether before or after revocation or termination of this Guaranty) without notice to Guarantor (except as required by law), without incurring responsibility to Guarantor, without impairing, releasing or otherwise affecting the Obligations of Guarantor, in whole or in part, and without the indorsement or execution by Guarantor of any additional consent, waiver or guaranty: (a) change the manner, place or terms of payment, or change or extend the time of or renew, or change any interest rate or alter any Liability or Obligation or installment thereof, or any security therefor; (b) loan additional monies or extend additional credit to Borrower, with or without security, thereby creating new Liabilities or Obligations the payment or performance of which shall be guaranteed hereunder, and the Guaranty herein made shall apply to the Liabilities and Obligations as so changed, extended, surrendered, realized upon or otherwise altered; (c) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Liabilities or Obligations and any offset there against; (d) exercise or refrain from exercising any rights against Borrower or others (including Guarantor) or act or refrain from acting in any other manner; (e) settle or compromise any Liability or Obligation or any security therefor and subordinate the payment of all or any part thereof to the payment of any Liability or Obligation of any other parties primarily or secondarily liable on any of the Liabilities or Obligations; (f) release or compromise any Liability of Guarantor hereunder or any Liability or Obligation of any other parties primarily or secondarily liable on any of the Liabilities or Obligations; or (g) apply any sums from any sources to any Liability without regard to any Liabilities remaining unpaid.
5. Subordination. Upon demand of Bank, Guarantor agrees that it will not demand, take or receive from Borrower, by set-off or in any other manner, payment of any debt, now and at any time or times hereafter owing by
CONTINUING AND UNCONDITIONAL GUARANTY — Page 2

Borrower to Guarantor unless and until all the Liabilities and Obligations shall have been fully paid and performed, and any security interest, liens or encumbrances which Guarantor now has and from time to time hereafter may have upon any of the assets of Borrower shall be made subordinate, junior and inferior and postponed in priority, operation and effect to any security interest of Bank in such assets.
6. Waivers by Bank. No delay on the part of Bank in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this Guaranty, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Guarantor to Bank in any other respect at any other time.
7. Termination. This Guaranty shall be binding on each Guarantor until written notice of revocation signed by such Guarantor or written notice of the death of such Guarantor shall have been received by Bank, notwithstanding change in name, location, composition or structure of, or the dissolution, termination or increase, decrease or change in personnel, owners or partners of Borrower, or any one or more of Guarantors. No notice of revocation or termination hereof shall affect in any manner rights arising under this Guaranty with respect to Liabilities or Obligations that shall have been committed, created, contracted, assumed or incurred prior to receipt of such written notice pursuant to any agreement entered into by Bank prior to receipt of such notice. The sole effect of such notice of revocation or termination hereof shall be to exclude from this Guaranty, Liabilities or Obligations thereafter arising that are unconnected with Liabilities or Obligations theretofore arising or transactions entered into theretofore.
In the event of the death of a Guarantor, the liability of the estate of the deceased Guarantor shall continue in full force and effect as to (i) the Liabilities existing at the date of death, and any renewals or extensions thereof, and (ii) loans or advances made to or for the account of Borrower after the date of death of the deceased Guarantor pursuant to a commitment made by Bank to Borrower prior to the date of such death. As to all surviving Guarantors, this Guaranty shall continue in full force and effect after the death of a Guarantor, not only as to the Liabilities existing at that time, but also as to Liabilities thereafter incurred by Borrower to Bank.
8. Partial Invalidity and/or Enforceability of Guaranty. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document as it may apply to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.
In the event Bank is required to relinquish or return the payments, the collateral or the proceeds thereof, in whole or in part, which had been previously applied to or retained for application against any Liability, by reason of a proceeding arising under the Bankruptcy Code, or for any other reason, this Guaranty shall automatically continue to be effective notwithstanding any previous cancellation or release effected by Bank.
9. Change of Status. Guarantor will not become a party to a merger or consolidation with any other company, except where Guarantor is the surviving corporation or entity, and all covenants under this Guaranty are assumed by the surviving entity. Further, Guarantor may not change its legal structure, without the written consent of Bank and all covenants under this Guaranty are assumed by the new or surviving entity. Guarantor further agrees that this Guaranty shall be binding, legal and enforceable against Guarantor in the event Borrower changes its name, status or type of entity.
10. Financial and Other Information. Guarantor agrees to furnish to Bank any and all financial information and any other information regarding Guarantor and/or collateral requested in writing by Bank within ten (10) days of the date of the request. Guarantor has made an independent investigation of the financial condition and affairs of Borrower prior to entering into this Guaranty, and Guarantor will continue to make such investigation; and in entering into this Guaranty Guarantor has not relied upon any representation of Bank as to the financial condition, operation or creditworthiness of Borrower. Guarantor further agrees that Bank shall have no duty or responsibility now or hereafter to make any investigation or appraisal of Borrower on behalf of Guarantor or to provide Guarantor with any credit or other information which may come to its attention now or hereafter.
11. Notices. Notice shall be deemed reasonable if mailed postage prepaid at least five (5) days before the related action to the address of Guarantor or Bank, at their respective addresses indicated at the beginning of this Guaranty, or to such other address as any party may designate by written notice to the other party. Each notice, request and demand shall be deemed given or made, if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid, or if sent by any other means, upon delivery.
CONTINUING AND UNCONDITIONAL GUARANTY — Page 3

12. Guarantor Duties. Guarantor shall upon notice or demand by Bank promptly and with due diligence pay all Liabilities and perform and satisfy all Obligations for the benefit of Bank in the event of (a) the occurrence of any default under any Loan Documents; (b) the failure of any Borrower or Guarantor to perform any obligation or pay any liability or indebtedness of any Borrower or Guarantor to Bank, or to any affiliate of Bank, whether under any Note, Guaranty, or any other agreement, now or hereafter existing, as and when due (whether upon demand, at maturity or by acceleration); (c) the failure of any Borrower or Guarantor to pay or perform any other liability, obligation or indebtedness of any Borrower or Guarantor to any other party; (d) the death of any Borrower or Guarantor (if an individual); (e) the resignation or withdrawal of any partner or a material owner/Guarantor of Borrower, as determined by Bank in its sole discretion; (f) the commencement of a proceeding against any Borrower or Guarantor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Borrower or Guarantor or the merger or consolidation of any Borrower or Guarantor with or into another entity; (g) the insolvency, or the business failure of, or the appointment of a custodian, trustee, liquidator or receiver for or of any of the property of, or the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Borrower or Guarantor; (h) the sole determination by Bank that any representation or warranty to Bank in any Loan Document or otherwise to Bank was untrue or materially misleading when made; (i) the failure of Guarantor or Borrower to timely deliver such financial statements including tax returns and all schedules, or other statements of condition or other information, as Bank shall request from time to time; (j) the entry of a judgment against Borrower or Guarantor which Bank deems to be of a material nature in the sole discretion of Bank; (k) the seizure or forfeiture of any of Borrower or Guarantor’s property, or the issuance of any writ of possession, garnishment or attachment, or any turnover order; (l) the sole determination by Bank that Guarantor or Borrower jointly or severally, has suffered a material adverse change in its financial condition; (m) the determination by Bank that for any reason it is insecure; (n) any lien or additional security interest being placed upon any collateral which is security for any Loan Document; or (o) the failure of Borrower’s business to comply with any law or regulation controlling the operation of Borrower’s business.
13. Remedies. Upon the failure of Guarantor to fulfill its duty to pay all Liabilities and perform and satisfy all Obligations as required hereunder, Bank shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under all applicable law, and without limiting the generality of the foregoing, Bank may, at its option and without notice or demand: (a) declare any Liability due and payable at once; (b) take possession of any collateral pledged by Borrower or Guarantor wherever located, and sell, resell, assign, transfer and deliver all or any part of said collateral of Borrower or Guarantor at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith Bank may impose reasonable conditions upon any such sale, and Bank, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of said collateral to be sold, free from and discharged of all trusts, claims, rights or redemption and equities of Borrower or Guarantor whatsoever; Guarantor acknowledges and agrees that the sale of any collateral through any nationally recognized broker-dealer, investment banker or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waives notice thereof except as provided herein; and (c) set-off against any or all liabilities of Guarantor all money owed by Bank or any of its agents or affiliates in any capacity to Guarantor whether or not due, and also set-off against all other Liabilities of Guarantor to Bank all money owed by Bank in any capacity to Guarantor, and if exercised by Bank, Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.
Bank shall have a properly perfected security interest in all of Guarantor’s funds on deposit with Bank to secure the balance of any Liabilities and/or Obligations that Guarantor may now or in the future owe Bank. Bank is granted a contractual right of set-off and will not be liable for dishonoring checks or withdrawals where the exercise of Bank’s contractual right of set-off or security interest results in insufficient funds in Guarantor’s account. As authorized by law, Guarantor grants to Bank this contractual right of set-off and security interest in all property of Guarantor now or at anytime hereafter in the possession of Bank, including but not limited to any joint account, special account, account by the entireties, tenancy in common, and all dividends and distributions now or hereafter in the possession or control of Bank.
14. Attorney Fees, Cost and Expenses. Guarantor shall pay all costs of collection and reasonable attorney’s fees, including reasonable attorney’s fees in connection with any suit, mediation or arbitration proceeding, out of Court payment agreement, trial, appeal, bankruptcy proceedings or otherwise, incurred or paid by Bank in enforcing the payment of any Liability or defending this agreement.
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15. Collateral. Bank at all times and from time to time shall have the right to require Guarantor to deliver to Bank collateral satisfactory to Bank to secure Guarantor’s undertakings hereunder and/or the Liabilities of Guarantor hereunder.
16. Preservation of Property. Bank shall not be bound to take any steps necessary to preserve any rights in any property pledged as collateral to Bank to secure Borrower and/or Guarantor’s Liabilities and Obligations as against prior parties who may be liable in connection therewith, and Borrower and Guarantor hereby agree to take any such steps. Bank, nevertheless, at any time, may (a) take any action it deems appropriate for the care or preservation of such property or of any rights of Borrower and/or Guarantor or Bank therein; (b) demand, sue for, collect or receive any money or property at any time due, payable or receivable on account of or in exchange for any property pledged as collateral, to Bank to secure Borrower and/or Guarantor’s Liabilities to Bank; (c) compromise and settle with any person liable on such property; or (d) extend the time of payment or otherwise change the terms of the Loan Documents as to any party liable on the Loan Documents, all without notice to, without incurring responsibility to, and without affecting any of the Obligations or Liabilities of Guarantor.
17. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.
     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.
     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.
18. Controlling Document. To the extent that this Continuing and Unconditional Guaranty conflicts with or is in any way incompatible with any other Loan Document concerning this Obligation, any promissory note shall control over any other document, and if such promissory note does not address an issue, then each other document shall control to the extent that it deals most specifically with an issue.
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19. ADDITIONAL GUARANTY. This Continuing Guaranty and Unconditional Guaranty is given in addition to and not in replacement of any prior guarantys delivered by Guarantor for the benefit of Bank or its predecessors.
20. NOTICE OF FINAL AGREEMENT.
THIS WRITTEN CONTINUING AND UNCONDITIONAL GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed on this 12th day of January 2006.
Bank of America, N.A.

By:	_________________________
Printed Name:	_________________________

Title:	_________________________
Guarantor:

By:	________________________________
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